Exhibit 10.1
Execution Version
THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY.
PLAN SUPPORT AGREEMENT
This PLAN SUPPORT AGREEMENT (including all exhibits attached hereto, as may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of August 21, 2017, by and among the following parties to the extent they have executed and delivered signature pages hereto (each a “Party,” and collectively, the “Parties”):

(i)	Sempra Energy, a California corporation (“Sempra”), solely in its capacity as the Plan Sponsor;

(ii)
the undersigned beneficial holders or investment advisors or managers of discretionary accounts of such beneficial holders that hold, or direct the vote of, Claims against the EFH/EFIH Debtors (collectively with their affiliates, the “Supporting Creditors”);

(iii)	Energy Future Holdings Corp., a Texas corporation (“EFH Corp.”);

(iv)	Energy Future Intermediate Holding Company LLC (“EFIH”), a Delaware limited liability company and a direct, wholly-owned subsidiary of EFH Corp.;

(v)	EFIH Finance Inc., a Delaware corporation and a direct, wholly-owned subsidiary of EFIH; (“EFIH Finance,” and together with EFIH, the “EFIH Debtors”);

(vi)
each of EFH Corp.’s other direct and indirect subsidiaries listed on the signature pages hereto (each of the foregoing entities identified in subclauses (i) through (iv) an “EFH/EFIH Debtor” and, collectively, the “EFH/EFIH Debtors”); and

(vii)	each transferee who becomes a Permitted Transferee (as defined below) in accordance with Section 4.04 of this Agreement (each of the foregoing, a “Party” and, collectively, the “Parties”)
Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan (as defined below).
RECITALS
WHEREAS, on April 29, 2014, the Debtors commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, EFIH owns 100% of Oncor Electric Delivery Holdings Company LLC, which owns approximately 80.03% of the equity interests in Oncor Electric Delivery Company LLC (“Oncor”);
WHEREAS, on July 7, 2017, the Debtors filed in the Chapter 11 Cases the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 11426] (the “BHE Plan”), related disclosure statement [Docket No. 11427] (the “BHE Disclosure Statement”), and related scheduling motion;
WHEREAS, on July 7, 2017, the EFH/EFIH Debtors filed a motion for approval of a certain Agreement and Plan of Merger (the “BHE Merger Agreement”) by and between EFIH, EFH Corp., Berkshire Hathaway Energy Company (“BHE”), O.E., Merger Sub Inc., O.E. Merger Sub II, LLC, and O.E. Merger Sub III, LLC [Docket No. 11430];
WHEREAS on July 28, 2017, the Bankruptcy Court entered an order establishing certain dates, deadlines, and protocols related to approval of the BHE Plan and the Disclosure Statement [D.I. 11628] (the “Scheduling Order”);
WHEREAS, on August 10, 2017, Sempra, EFH Corp. and EFIH entered into a confidentiality agreement (the “Sempra/EFH/EFIH NDA”) that provides that Sempra may not enter into an exclusive arrangement with any creditor of EFH Corp. or EFIH (including with respect to voting on a plan of reorganization) without the consent of EFH Corp. and EFIH;
WHEREAS, on August 16, 2017, certain Supporting Creditors filed with the Bankruptcy Court the Notice of Disapproval of the BHE Merger Agreement and Rejection of the BHE Plan [Docket No. 11764], pursuant to which such Supporting Creditors indicated that they held Claims against the EFH/EFIH Debtors in amounts sufficient to prevent confirmation of the BHE Plan;
WHEREAS, on August 21, 2017, EFH Corp., EFIH, Sempra Energy, a California corporation (“Sempra”), and Power Play Merger Sub, Inc., a Delaware incorporation and wholly owned subsidiary of Sempra (“Merger Sub”) entered into that certain Merger Agreement (such agreement, as amended from time to time in accordance with its terms and together with all exhibits and schedules thereto, the “Sempra Merger Agreement”), which contemplates those certain merger transactions as described in the Merger Agreement (the “Merger”);
WHEREAS in connection with the Merger Agreement, the EFH/EFIH Debtors and Sempra have negotiated the terms of an amended Plan, a copy of which is attached hereto as Exhibit A, which shall amend and superseded the BHE Plan (the “Plan”);
WHEREAS, the Parties have engaged in arms’-length, good faith negotiations among each other regarding the terms of the Merger Agreement and the Plan and have agreed to take certain actions in support of the Merger Agreement and the Plan on the terms and conditions set forth in this Agreement;
WHEREAS, the Parties will negotiate in good faith certain further modifications to the Scheduling Order to reflect the terms of the Merger Agreement;
WHEREAS, the Parties intend to file with the Bankruptcy Court an amended version of the BHE Disclosure Statement related to the Plan, which shall amend and supersede the BHE Disclosure Statement (together with all exhibits and schedules related thereto, the “Disclosure Statement”) that incorporates the terms and conditions set forth herein and the Sempra Merger Agreement;

WHEREAS, each EFH/EFIH Debtor and each Supporting Creditor, in exercising its respective business judgment, has determined that the Sempra Merger Agreement provides appropriate value to creditors and increases certainty of execution;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
AGREEMENT
Section 1.Exhibits Incorporated by Reference.
Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. In the event of any inconsistency between this Agreement and the Plan, the Plan shall govern.
Section 2.    Agreement Effective Date.
This Agreement shall be effective and binding on each Party upon the execution and delivery to the other Parties of a duly executed signature page to this Agreement (whether such execution or delivery occurs before or after the filing of this Agreement with the Bankruptcy Court); provided, however, this Agreement shall not be binding on any Party unless and until the other Parties have executed and delivered to the other Parties duly executed signature pages to this Agreement (which signature pages from the EFH/EFIH Debtors shall constitute the written consent required under the Sempra/EFH/EFIH NDA); provided further, however, that with respect to the EFH/EFIH Debtors, as applicable, this Agreement shall be effective and binding only upon entry by the Bankruptcy Court of the PSA and Merger Approval Order (as defined below).
Section 3.    Definitive Documentation.
The definitive documents and agreements governing the Plan and all transactions contemplated by this Agreement (collectively, the “Restructuring Documents”) shall include:
(a)    the motion to approve (i) the EFH/EFIH Debtors’ entry into, and performance under, this Agreement, and (ii) the Sempra Merger Agreement, related agreements, and the terms thereof, including, among other things, (x) the Termination Fee (as set forth and defined in the Sempra Merger Agreement) in favor of Sempra, and (y) the EFH/EFIH Debtors’ performance of their obligations thereunder (the foregoing (i) and (ii), collectively, the “PSA and Merger Approval Motion”)1;
(b)    the order of the Bankruptcy Court approving the PSA and Merger Approval Motion (the “PSA and Merger Approval Order”);
(c)    the motion seeking to modify the relief in the Scheduling Order and the order approving such motion (the “Amended Scheduling Motion” and the “Amended Scheduling Order”);

1
For the avoidance of doubt, the EFH/EFIH Debtors may seek to file an amendment to the motion to approve the BHE Merger Agreement rather than a new motion and any such agreement shall be considered the PSA and Merger Agreement Motion.

(d)    the Plan and each document or agreement otherwise contemplated in connection with consummation of the Plan, including Exit Facility Agreement, the Backstop Agreement (as applicable), any organizational documents, management services agreements, shareholder and member-related agreements or other related documents contemplated by the foregoing;
(e)    the Disclosure Statement and the other solicitation materials in respect of the Plan (collectively, the “Solicitation Materials”), and the order entered by the Bankruptcy Court approving the Solicitation Materials as containing “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”);
(f)    the order of the Bankruptcy Court confirming the Plan and authorizing all of the transactions and agreements contemplated by the Plan with respect to the EFH/EFIH Debtors (the “Confirmation Order”), which order shall provide that Sempra is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code, and is entitled to the protections afforded to good faith purchasers to the fullest extent permitted under the Bankruptcy Code; and
(g)    all other documents that will comprise supplements to the Plan (including the Plan Supplement (as defined in the Plan)).
Each Party acknowledges and agrees that certain of the Restructuring Documents remain subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, the Sempra Merger Agreement, and the Plan, and shall otherwise be in form and substance reasonably acceptable to each of the Parties. Notwithstanding the forgoing, so long as the Restructuring Documents and any amendments thereto do not (a) adversely affect the rights of the Supporting Creditors with respect to (i) the amount or form of the consideration they entitled to receive under the Plan (“Plan Consideration”) (except to the extent the form of consideration is modified pursuant to Section 1.8 of the Sempra Merger Agreement), or (ii) the timing of receipt of such Plan Consideration, (b) reduce the amount of the aggregate consideration payable by Sempra pursuant to the Sempra Merger Agreement below $9.45 billion; (c) impose any additional material obligation or eliminate or further restrict any right of such Supporting Creditor relative to this Agreement, such Restructuring Documents shall be deemed to be acceptable to the Supporting Creditors. Each Party agrees that it shall act in good faith and use and undertake all commercially reasonable efforts to negotiate and finalize the terms of the Restructuring Documents that are not finalized as of the date hereof.
Section 4.    Commitments Regarding the Plan.
4.01.    Commitments of the Supporting Creditors.
(a)    For so long as this Agreement has not been terminated in accordance with Section 8 hereof, each Supporting Creditor agrees that:
(i)    subject to receipt of the Disclosure Statement and the related Solicitation Materials, in each case, approved by the Bankruptcy Court as containing “adequate information” as such term is defined in section 1125 of the Bankruptcy Code, it shall:
(A)    to the extent it is permitted to vote to accept or reject the Plan, vote each and every Claim now owned or that it hereafter acquires to accept the Plan by timely delivering its duly executed and completed ballot(s) accepting the Plan;

(B)    to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan, by timely delivering its duly executed and completed ballot(s) indicating such election;
(C)    to the extent it is permitted to elect to receive Rollover Trust Certificates under the Plan, unless otherwise agreed in writing by Sempra, elect not to receive such Rollover Trust Certificates; and
(D)    not change or withdraw (or cause to be changed or withdrawn) any such vote or election described in the foregoing (A), (B), or (C);
(ii)    it shall use commercially reasonable efforts to negotiate the Restructuring Documents in good faith and to take such actions as are reasonably requested by the EFH/EFIH Debtors or Sempra, as applicable, as the EFH/EFIH Debtors or as Sempra in good faith deems reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring Documents as soon as reasonably practicable;
(iii)    it shall, as may be reasonably requested by the EFH/EFIH Debtors and/or Sempra, use reasonable best efforts to assist in obtaining (1) entry of the Disclosure Statement Order approving the Disclosure Statement, the PSA and Merger Approval Order, the Amended Scheduling Order, and the Confirmation Order, and (2) consummation of the Plan and all other transactions contemplated by this Agreement and the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the timeframes contemplated in this Agreement;
(iv)    it shall support the Sempra Transaction and take all actions necessary or reasonably requested by the EFH/EFIH Debtors and Sempra to authorize and direct a vote on or execute any document necessary to consent to and support the Sempra Transaction, and not directly or indirectly, or encourage any other entity to directly or indirectly: (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation) of the Plan; (B) propose, file, support, vote for, or take any other action in furtherance of any other proposal described in Section 6.2 of the Sempra Merger Agreement, including, for the avoidance of doubt, by making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, the IRS, the FCC, and FERC, or by entering into any agreement or making or supporting any filing, press release, press report or comparable public statement, with respect to any other proposal described in Section 6.2 of the Sempra Merger Agreement; or (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the EFH/EFIH Debtors (or any direct or indirect subsidiaries of EFH Corp. that are not party to this Agreement) other than as expressly permitted by the Plan, the Sempra Merger Agreement, and the EFIH Secureds Settlement Approval Order; provided, however, that notwithstanding the foregoing, such Supporting Creditors may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and entry of the PSA and Merger Approval Order.
(v)    it shall, solely as may be reasonably requested by the EFH/EFIH Debtors and Sempra, (A) use commercially reasonable efforts to support Sempra and the EFH/EFIH Debtors (or other relevant party) in obtaining required regulatory and/or third-party approvals (including from the PUCT, the IRS, the FCC, and FERC, as applicable), and (B) use commercially reasonable efforts to assist in obtaining (1) Bankruptcy Court approval of the Restructuring Documents and confirmation of the Plan, and (2) entry of an order of the Bankruptcy Court approving the Disclosure Statement, the PSA and Merger Approval Order, and the Confirmation Order, and any other order of the Bankruptcy Court (whether temporary, preliminary or permanent) reasonably necessary to consummate the Plan and all other transactions contemplated by this Agreement (as it relates to the EFH/EFIH Debtors) in accordance with the Bankruptcy Code and on terms consistent with this Agreement; and
(vi)    it shall not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Supporting Creditor’s obligations under this Agreement, and if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with a Supporting Creditor’s obligations under this Agreement, such Supporting Creditor shall promptly direct such administrative agent, collateral agent, or indenture trustee to cease and refrain from taking any such action (but shall have no duty hereunder to indemnify any such trustee or agent); and
(vii)    it shall make commercially reasonable efforts to obtain the support of other Holders of EFIH unsecured note claims to this Agreement.
(b)    The foregoing clause (a) of Section 4.01 will not limit any of the following rights of each Supporting Creditor:
(i)    to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, and to file any pleadings or documents in connection therewith, so long as such appearances or filings, and the positions advocated in connection therewith, do not violate the terms of this Agreement and are not inconsistent with, and do not violate the terms of, the Plan or the Sempra Merger Agreement, or any other Restructuring Document under which it is bound; or
(ii)    to exercise any right, remedy, power or defense under any applicable credit agreement, indenture, other loan agreement or applicable law that does not violate the terms of this Agreement and is not inconsistent with, and does not violate the terms of, the Plan or the Sempra Merger Agreement, or any other Restructuring Document under which it is bound.
(iii)    to enter into, maintain or continue discussions or negotiations with respect to Backup Plan Proposals (as defined in the Sempra Merger Agreement) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals discussions or negotiations, or to adopt or enter into a definitive agreement with respect to (publicly or otherwise) any such Backup Plan Proposal; provided, however, that each Supporting Creditor shall use commercially reasonable efforts to keep confidential any solicitation, negotiation, facilitation, and documentation by such Supporting Creditor of a Backup Proposal and shall enter into a confidentiality agreement with any counterparty to any agreement regarding support for and/or financing of a Backup Plan Proposal, which confidentiality agreement provides that the existence and material terms of such Backup Plan shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by such party in its sole and absolute discretion.
4.02.    Commitments of Sempra.
(a)    For so long as this Agreement has not been terminated in accordance with Section 8, Sempra agrees that:
(i)    it shall use commercially reasonable efforts to negotiate the Restructuring Documents in good faith and to take such actions as are reasonably requested by the EFH/EFIH Debtors, as the EFH/EFIH Debtors in good faith deem reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring Documents as soon as reasonably practicable;

(ii)    it shall use reasonable best efforts to assist in obtaining (A) entry of the Disclosure Statement Order approving the Disclosure Statement, the PSA and Merger Approval Order, the Amended Scheduling Order, and the Confirmation Order, and (B) consummation of the Plan and all other transactions contemplated by this Agreement and the Plan as soon as reasonably practicable in accordance with the Bankruptcy Code and on terms consistent with this Agreement, including within the timeframes contemplated in this Agreement; provided, however, that Sempra agrees that the Debtors will not commence the Plan confirmation hearing unless and until PUCT Approval (as defined in the Sempra Merger Agreement) has been obtained.
(iii)    it shall support the Sempra Transaction and take all actions necessary or reasonably requested by the other Parties to authorize and direct a vote on or execute any document necessary to consent to and support the Sempra Transaction, and not directly or indirectly, or encourage any other entity to directly or indirectly: (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, consummation, or amendment (whether before or after confirmation) of the Plan; (B) propose, file, support, vote for, or take any other action in furtherance of any other proposal described in Section 6.2 of the Sempra Merger Agreement, including, for the avoidance of doubt, by making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, the IRS, the FCC, and FERC, or by entering into any agreement or making or supporting any filing, press release, press report or comparable public statement, with respect to any other proposal described in Section 6.2 of the Sempra Merger Agreement; or (C) exercise any right or remedy for the enforcement, collection, or recovery of any claim against the EFH/EFIH Debtors (or any direct or indirect subsidiaries of EFH Corp. that are not party to this Agreement) other than as expressly permitted by the Plan and the Sempra Merger Agreement; provided, however, that notwithstanding the foregoing, Sempra may file with the Bankruptcy Court all documents necessary to obtain approval of this Agreement and entry of the PSA and Merger Approval Order. Notwithstanding anything in this Section 4.02(a)(iii) to the contrary, neither Sempra nor any of its Affiliates shall be prohibited or restricted from taking any actions that they determine in their reasonable discretion are necessary or appropriate, including intervening in any proceeding before or making or supporting any filings with the PUCT, in order (x) to preserve and protect their business, operations, goodwill or assets or (y) based on the advice of counsel, to fulfill the contractual, legal, or other duties and obligations any such Person has in respect of any such business, operations, goodwill, or assets; and
(iv)    it shall (A) use reasonable best efforts to obtain required regulatory and/or third-party approvals (including from the PUCT, the IRS, the FCC, and FERC, as applicable), and (B) use commercially reasonable efforts to assist in obtaining (1) Bankruptcy Court approval of the Restructuring and confirmation of the Plan, and (2) entry of an order of the Bankruptcy Court approving the Disclosure Statement, the PSA and Merger Approval Order, the Amended Scheduling Order, and the Confirmation Order, and any other order of the Bankruptcy Court (whether temporary, preliminary, or permanent) reasonably necessary to consummate the Plan and all other transactions contemplated by this Agreement (as it relates to the EFH/EFIH Debtors) in accordance with the Bankruptcy Code and on terms consistent with this Agreement.
(b)    The foregoing clause (a) of Section 4.02 will not limit any of the following rights of Sempra:
(i)    to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, and to file any pleadings or documents in connection therewith, so long as such appearances or filings, and the positions advocated in connection therewith, do not violate the terms of this Agreement and are not inconsistent with, and do not violate the terms of, the Plan or the Sempra Merger Agreement; or

(ii)    to exercise any right, remedy, power or defense under any applicable credit agreement, indenture, other loan agreement or applicable law that does not violate the terms of this Agreement and is not inconsistent with, and does not violate the terms of the Plan or the Sempra Merger Agreement.
4.03.    Commitments of the EFH/EFIH Debtors.
(a)    Each EFH/EFIH Debtor agrees, for so long as this Agreement has not been terminated in accordance with Section 8, that:
(i)    it shall use commercially reasonable efforts, jointly with the other EFH/EFIH Debtors, to file the PSA and Merger Approval Motion with the Bankruptcy Court on or before five (5) business days after the EFH/EFIH Debtors have executed this Agreement, which motion, for the avoidance of doubt, shall attach a copy of this Agreement and all exhibits thereto, including the Plan and the fully-executed Sempra Merger Agreement, and which motion, for the avoidance of doubt, shall seek approval of, among other things, the Termination Fee (as defined in the Sempra Merger Agreement) in favor of Sempra pursuant to the terms of the Sempra Merger Agreement;
(ii)    it shall file the Plan jointly with the other EFH/EFIH Debtors, as soon as reasonably practicable, but not later than August 28, 2017 (or such other date as mutually agreed to between Sempra and the EFH/EFIH Debtors)—which Plan shall amend and supersede the BHE Plan on the terms set forth herein—and, contemporaneously therewith, the Disclosure Statement;
(iii)    it shall negotiate the Restructuring Documents and take such actions as the EFH/EFIH Debtors in good faith deem reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring Documents, as necessary, as soon as reasonably practicable;
(iv)    it shall support and take all commercially reasonable steps necessary to obtain entry of (A) the PSA and Merger Approval Order as soon as reasonably practicable, but not later than September 30, 2017, provided that, for purposes of this Section 4.03(a)(iv), entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the EFH/EFIH Debtors’ entry into and performance under this Agreement and the Sempra Merger Agreement, (B) an order of the Bankruptcy Court approving the Disclosure Statement as soon as reasonably practicable, but not later than September 30, 2017, provided that, for purposes of this Section 4.03(a)(iv), entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement as containing “adequate information” as required by section 1125 of the Bankruptcy Code, and (C) the Confirmation Order, as soon as reasonably practicable following PUCT Approval (as defined in the Sempra Merger Agreement) but not later than 30 days after obtaining PUCT Approval;
(v)    it shall support and take all steps reasonably necessary to consummate as soon as possible, and in any event by 240 days following execution of the Sempra Merger Agreement (the “Initial Drop-Dead Date”), the Plan and all other transactions contemplated by this Agreement in accordance with the Bankruptcy Code and on terms consistent with this Agreement;
(vi)    it shall withdraw (or amend to reflect the Sempra Transaction, as applicable) any filing made with any court or regulatory body (including, for the avoidance of doubt, the PUCT, the IRS, the FCC, and the FERC, as applicable) in connection with the transactions contemplated by the BHE Merger Agreement or the BHE Plan as soon as reasonably practicable;

(vii)    it shall execute and deliver any other agreements required to effectuate and consummate the Plan and all other transactions contemplated by this Agreement;
(viii)    without prejudice to its rights under Section 8.03(j) herein and Section 6.2 of the Sempra Merger Agreement, to the extent any legal or structural impediment arises that would prevent, hinder, or delay the entry of the PSA and Merger Approval Order or consummation of the Plan, support and take all steps reasonably necessary and desirable to address any such impediment;
(ix)    it shall take all steps reasonably necessary to obtain required regulatory and/or third-party approvals for the Plan and all other transactions contemplated by this Agreement (including from the PUCT, the IRS, the FCC, and the FERC, as applicable);
(x)    it shall not withdraw any filing made with any court or regulatory body in connection with the transactions contemplated by the Plan or the Sempra Merger Agreement without the prior written consent of Sempra, such consent not to be unreasonably withheld, conditioned, or delayed;
(xi)    without prejudice to its rights under Section 8.03(j) herein and Section 6.2 of the Sempra Merger Agreement, it shall make commercially reasonable efforts to actively oppose and object to the efforts of any person or entity seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Sempra Merger Agreement and the Plan (including, if applicable, the filing of timely objections or written responses in the Chapter 11 Cases) to the extent such opposition or objection is reasonably necessary or desirable to facilitate consummation of the Sempra Transaction and/or the Plan;
(xii)    it shall not assume or reject any executory contract or unexpired lease to which it is a party pursuant to section 365 of the Bankruptcy Code without the prior written consent of Sempra, except as otherwise required by the Plan;
(xiii)    it shall not establish any additional Supplemental Bar Dates (as defined in that Order (A) Setting Supplemental Bar Date for Ninety Subsequently Identified Parties, (B) Approving Notice Thereof, and (C) Establishing Related Procedures [Docket No. 8507]);
(xiv)    except as permitted by Section 6.2(a) of the Sempra Merger Agreement, it shall not directly or indirectly, or encourage any other entity to directly or indirectly, (a) object to, delay, impede, or take any other action or any inaction that would interfere with the acceptance, implementation, consummation, or amendment of the Sempra Transaction and/or the Plan; or (b) propose, file, support, vote for, or take any other action in furtherance of any other proposal described in Section 6.2 of the Sempra Merger Agreement or competing plan of reorganization, including, for the avoidance of doubt, by making or supporting any filings with the Bankruptcy Court or any regulatory agency, including the PUCT, the IRS, the FCC, and FERC, or by entering into any agreement or making or supporting any filing, press release, press report, or comparable public statement, with respect to any other proposal described in Section 6.2 of the Sempra Merger Agreement;
(xv)    to the extent any of the EFH/EFIH Debtors has any right to vote or direct the vote of any Claim, such EFH/EFIH Debtor shall vote or direct such vote in favor of the Plan;
(xvi)    to the extent permitted under applicable law, legal process, and the Sempra Merger Agreement, it shall inform counsel to Sempra and each Supporting Creditor as soon as reasonably practicable after becoming aware of: (A) any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement; (B) any matter or circumstance which it knows, or suspects is likely, to be a material impediment to the implementation or consummation of the Sempra Transaction (including, without limitation, the likelihood of the EFH/EFIH Debtors to be unable to comply with the milestones set forth herein) and/or the Plan; (C) a breach of this Agreement (including a breach by any Party) and (D) any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
(xvii)    until such time this Agreement has been terminated in accordance with Section 8, it shall request a finding in the Confirmation Order under Section 503(b) of the Bankruptcy Code, supporting the payment of the fees and expenses (including but not limited to fees and expenses of legal counsel, financial advisors, consultants, and rating agencies) of the Supporting Creditors incurred in connection with the Chapter 11 Cases (collectively, the “Supporting Creditor Fees”) as an allowed Administrative Claim against EFIH under the Plan in an aggregate amount not to exceed $35 million; provided, that, failure to obtain this relief or failure to obtain this relief on terms acceptable to the Supporting Creditors shall not affect the Supporting Creditors’ obligations under this Agreement, and the Supporting Creditors will continue to be bound by the terms of this Agreement, whether or not the Bankruptcy Court grants the Debtors’ requested relief; and
(xviii)    it shall notify and update tax counsel to the Supporting Creditors of any substantive communications with the IRS, shall consult in good faith with tax counsel to the Supporting Creditors as to the appropriate approach to take, and shall provide to tax counsel to the Supporting Creditors any written communication and where practicable, the opportunity to comment on such written communication, regarding the Supplemental IRS Submissions (as defined in the Merger Agreement) and restructuring transactions contemplated by the Merger Agreement and by the Plan of Reorganization.  The Debtors, Sempra, and Supporting Creditors agree to cooperate and use their reasonable best efforts to assist in obtaining the rulings requested in the Supplemental Ruling Requests (as defined in the Merger Agreement), including providing such appropriate information and representations as the IRS shall reasonably require in connection with the Supplemental Rulings ( as defined in the Merger Agreement) or any restructuring transactions contemplated by the Merger Agreement and by the Plan of Reorganization; and
(xix)    it shall use its reasonable best efforts with respect to the Supplemental Ruling Request to obtain the Supplemental Rulings in a form that minimizes the amount of stock consideration (if any) to be received by the Supporting Creditors pursuant to Section 1.8 of the Merger Agreement.
(b)    The foregoing sub-clause (a) of this Section 4.03 will not limit any of the following EFH/EFIH Debtors’ rights:
(i)    to appear and participate as parties-in-interest in any matter to be adjudicated in the Chapter 11 Cases, and to file any pleadings or documents in connection therewith, so long as such appearances or filings, and the positions advocated in connection therewith, do not violate and are not inconsistent with the other terms of this Agreement and are not inconsistent with, and do not violate the terms of, the Sempra Merger Agreement or the Plan;
(ii)    to exercise any right, remedy, power, or defense under any applicable credit agreement, indenture, other loan document or applicable law that does not violate and is not inconsistent with the other terms of this Agreement, and is not inconsistent with, and does not violate the terms of, the Plan or the Sempra Merger Agreement; or
(iii)    the rights set forth in Section 6.2(a) and (g) of the Sempra Merger Agreement, including but not limited to, the ability to discuss, negotiate and approve Backup Plan Proposals (as defined in the Sempra Merger Agreement) with the Supporting Creditors and other third parties, in accordance with the terms of the Sempra Merger Agreement.
(c)    For the avoidance of doubt, the EFH/EFIH Debtors shall have no obligations under this Agreement to support, and reserve all of their rights to object to and otherwise litigate in connection with, any disclosure statement, plan of reorganization, or other restructuring document for the EFH/EFIH Debtors that is not filed by the EFH/EFIH Debtors.
(d)    Notwithstanding anything to the contrary in this Agreement, until entry of the Confirmation Order, (i) the board of directors, the board of managers, or any such similar governing body of any EFH/EFIH Debtor shall be permitted to take (or permitted to refrain from taking) any action with respect to the covenants and agreements set forth in this Agreement to the extent such board of directors, board of managers, or such similar governing body determines, after consultation with its independent financial advisors and outside legal counsel, that taking such action, or refraining from taking such action, as applicable, is necessary to comply with its applicable fiduciary duties, provided that, the rights set forth in this clause (d) shall not be available to EFH Corp. or EFIH if a material breach of Section 6.2(a) of the Sempra Merger Agreement by EFH Corp. or EFIH has provided the sole basis for such determination, and (ii) the officers and employees of each EFH/EFIH Debtor shall not be required to take (or refrain from taking) any actions inconsistent with applicable law.
4.04.    Transfer of Claims.
(a)    For so long as this Agreement has not been terminated pursuant to Section 8 as to any Supporting Creditor in respect of any of the Supporting Creditor Claims, that Supporting Creditor, as applicable, shall not sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer”) any ownership (including any beneficial ownership) in any of its Claims, unless the intended transferee executes and delivers to Sempra and the EFH/EFIH Debtors an executed transfer agreement in a form reasonably acceptable to Sempra and the EFH/EFIH Debtors (a “Transfer Agreement”) before such Transfer is effective (it being understood that any Transfer shall not be effective until notification of such Transfer and a copy of the executed Transfer Agreement is provided to counsel to Sempra and the EFH/EFIH Debtors, on the terms set forth herein); and after giving effect to such Transfer, and assuming the Plan and the transactions contemplated therein will be consummated immediately upon such Transfer, none of (i) the intended transferee, (ii) the intended transferee’s affiliates, (iii) any unaffiliated third-party in which the intended transferee has a direct or indirect beneficial ownership, and/or (iv) any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation Section 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Supporting Creditors will be treated as acting pursuant to a plan or arrangement as a result of its being a Party or participating in the Plan and the transactions contemplated therein), will have beneficial ownership of, in the aggregate, fifty percent (50%) or more of the equity interests in Reorganized EFH.
(b)    A transferee that satisfies the requirements set forth in Section 4.04(a) shall be a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”.
(c)    Other than pursuant to Section 4.04(a) and Section 5.01(b), this Agreement shall in no way be construed to preclude the Supporting Creditors from acquiring additional Claims; provided, however, that if a Supporting Creditor acquires additional Claims after the date hereof, (i) such Supporting Creditor shall promptly notify Sempra and the EFH/EFIH Debtors, as applicable, of such acquisition, including the amount of such acquisition, and (ii) such additional Claims shall automatically and immediately upon acquisition by such Supporting Creditor be deemed to be subject to the terms and conditions of this Agreement (regardless of when or whether notice of such acquisition is given to Sempra and/or the EFH/EFIH Debtors).
(d)    This Section 4.04 shall not impose any obligation on any EFH/EFIH Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling any Supporting Creditor to Transfer any of its Claims. Notwithstanding anything herein to the contrary, to the extent any of the Parties have entered into separate confidentiality agreements with other Parties (each such confidentiality agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreements shall continue to apply and remain in full force and effect according to their respective terms.
(e)    Any Transfer made in violation of this Section 4.04 shall be void ab initio. Any Supporting Creditor that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.
Section 5.    Representations, Warranties, and Covenants.
5.01.    Supporting Creditor Representations, Warranties, and Covenants. Each Supporting Creditor, severally, and not jointly, represents, warrants, and covenants to each other Party that:
(a)    it is, as of the date such Supporting Creditor executes this Agreement, the beneficial owner (including pursuant to any swap, repurchase or derivative transaction) of a Claim(s) in the so indicated Class(es) and face amount on such Supporting Creditor’s signature block to this Agreement, or is the nominee, investment manager, or advisor for beneficial holders of such Claim(s), and of no other Claim or Interest in such Class or Classes;
(b)    it will not beneficially or legally own, either directly or indirectly through its affiliates, any unaffiliated third parties in which it may hold a direct or indirect beneficial interest, or as part of any group of persons acting pursuant to a plan or arrangement as described in Treasury Regulation 1.355-6(c)(4) (provided, however, that for the avoidance of doubt, in accordance with Treasury Regulations Section 1.355-6(c)(4)(ii), none of the Supporting Creditors will be treated as acting pursuant to a plan or arrangement as a result of it being a Party (or its owning, directly or indirectly, of an interest in a Party) or participating in the Plan and the other Restructuring Transactions, assuming the Plan and the Restructuring Transactions are consummated), in the aggregate, fifty percent (50%) or more of the equity interests in Reorganized EFH;
(c)    it has the requisite power and authority to act on behalf of, vote and consent to matters concerning its Claims and, with respect to any Claim beneficially held through any swap, repurchase or derivative transaction, it has the right (i) to demand the counterparty thereof to retransfer such Claim to the applicable Supporting Creditor and/or (ii) to instruct (directly or indirectly) the counterparty thereof with respect to the exercise of any voting right or other direction that may be made on account of such Claim;
(d)    its Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Supporting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(e)    it is (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (ii) an accredited investor (as defined in Rule 501(a) under the Securities Act), (iii) a Regulation S non-U.S. person, or (iv) the foreign equivalent of (i) or (ii) above; and

(f)    any securities of any EFH/EFIH Debtor acquired by a Supporting Creditor in connection with the Plan will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
5.02.    Mutual Representations, Warranties, and Covenants. Each Party, severally, and not jointly, represents, warrants, and covenants to each other Party that:
(a)    Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to bankruptcy, reorganization, or liquidation, or otherwise limiting creditors’ rights generally, or by equitable principles relating to enforceability, and, in the case of the EFH/EFIH Debtors, entry of the PSA and Merger Approval Order.
(b)    No Consent or Approval. Except as expressly provided in this Agreement (including the exhibits hereto), any Restructuring Document, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the transactions contemplated by, and perform the respective obligations under, this Agreement.
(c)    Power and Authority. Except as expressly provided in this Agreement (including the exhibits hereto) or the Bankruptcy Code, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the transactions contemplated by, and perform the respective obligations under, this Agreement.
(d)    Governmental Consents. Subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the transactions contemplated by this Agreement, including any Bankruptcy Court approval and/or regulatory approval for any Restructuring Document, the execution, delivery and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.
(e)    No Conflicts. Subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the transactions contemplated by this Agreement, including any Bankruptcy Court approval and/or regulatory approval for any Restructuring Document, the execution, delivery, and performance of this Agreement, does not and shall not violate any provision of law, rules or regulations applicable to it in any material respect. Moreover, the execution, delivery, and performance of this Agreement does not and shall not: (i) violate its certificate of incorporation, bylaws, or other organizational documents; or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material adverse effect on the transactions contemplated by this Agreement.
Section 6.    ACKNOWLEDGEMENT. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, THIS AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF VOTES FOR THE ACCEPTANCE OF A PLAN OF REORGANIZATION FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE, AND ANY SUCH OFFER OR SOLICITATION MAY BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THE RELEVANT PARTIES WILL NOT SOLICIT ACCEPTANCES OF THE

PLAN, AS APPLICABLE, FROM THE RELEVANT PARTIES IN ANY MANNER INCONSISTENT WITH THE BANKRUPTCY CODE OR APPLICABLE NON-BANKRUPTCY LAW.
Section 7.    Certain Additional Chapter 11 Matters.
7.01.    For so long as this Agreement has not been terminated in accordance with Section 8, each Party shall use its commercially reasonable efforts to: (a) provide to counsel for the other Parties draft copies of all material motions, pleadings, and other documents that such Party intends to file with any court or regulatory body (including the Bankruptcy Court, the PUCT, the FCC, and FERC, but excluding the IRS) relating to the Sempra Merger Agreement or the Plan, as it relates, directly or indirectly, to the EFH/EFIH Debtors, or any of the other transactions contemplated by this Agreement at least three (3) business days before the date on which such Party intends to file any such document; provided, however, that the Parties shall provide to counsel for the other Parties draft copies of the proposed PSA and Merger Approval Order, and proposed Confirmation Order, at least five (5) business days before the date on which such Party intends to file any such document; provided further, however, that Parties acknowledge such three (3) or five (5) business day periods, as applicable, may not be reasonably practicable in all cases and that in such cases the filing Party shall provide as much advance notice as is reasonably practicable; and (b) incorporate all reasonably requested comments, modifications, or amendments of the other Parties in any such motion, pleading, or other document; provided further, however, that the Confirmation Order shall be in a form and substance acceptable to Sempra, and the Confirmation Order shall not be, in any respect that is materially adverse to Sempra, altered, amended, modified or supplemented without the consent of Sempra; provided further, however, that no Supporting Creditor shall make any filings with any regulatory body related to the Sempra Transaction (including the PUCT, the FCC, and FERC) unless required by applicable law, rule or regulation or requested to do so in writing by Sempra or the EFH/EFIH Debtors.
7.02.    For so long as this Agreement has not been terminated in accordance with Section 8, each Party and its Representatives shall use its commercially reasonable efforts to (a) consult in advance with the other Parties to the extent reasonably practicable, with respect to statements anticipated to be made on the record in any court (including the Bankruptcy Court) or before any regulatory body in connection with the Plan or the Sempra Transaction; and (b) consider in good faith all reasonably requested comments, modifications, or amendments of the other Parties; provided, however, that no Supporting Creditor shall make any statements before any regulatory body related to the Plan or the Sempra Transaction (including the PUCT, the FCC, and FERC) unless required by applicable law, rule or regulation (in which case such Supporting Creditor shall provide Sempra and the EFH/EFIH Debtors with prior notice) or requested to do so in writing by Sempra or the EFH/EFIH Debtors.
7.03.    In the event that any order of any court (including the Bankruptcy Court) or regulatory body (whether temporary, preliminary or permanent) reasonably necessary to consummate the Plan and all other transactions contemplated by this Agreement is appealed or a stay pending appeal is sought, the Parties shall use their respective commercially reasonable efforts to oppose the appeal or the stay pending appeal and seek the dismissal of any appeal.
7.04.    To the extent Elliot Management Corporation (“Elliott”) has previously identified potential new money equity investors that could participate in an Equity Financing (as defined in the Sempra Merger Agreement), Elliott may identify such potential investors to Sempra and Sempra will consider the potential inclusion in the Equity Financing of such investors identified by Elliott (which investors shall not include Elliott or any of its affiliates, representatives or portfolio companies) in an amount not to exceed $1.1 billion; provided, that Sempra shall have sole and absolute discretion to determine the sources of its Equity Financing and the allocation of investments among all such sources and may choose not to include any potential investors for any reason or no reason; provided, further that neither Elliot nor any of its affiliates, representatives or portfolio companies shall be entitled to any fees or expenses with respect to the inclusion or potential inclusion of any such investors in any Equity Financing.
7.05.    No Party shall, without the prior written consent of the other Parties, request or apply for an order of the Bankruptcy Court (and, to the extent reasonably requested by Sempra prior to the entry of such order by the Bankruptcy Court, each EFH/EFIH Debtor will use commercially reasonable efforts to challenge any such request or application before the Bankruptcy Court) ordering the substantive consolidation of the Chapter 11 estates of any of the EFH/EFIH Debtors, with respect to each EFH/EFIH Debtor, until such time as such EFH/EFIH Debtor has lawfully terminated this Agreement in accordance with the terms of this Agreement.
7.06.    Pursuant to the Plan, Sempra has the right to determine, in its sole discretion, which Entities may participate in the Rollover Trust Investment Election.  If Sempra is required to cause Rollover Trust Certificates to be issued pursuant to Section 1.8(b)(i) of the Sempra Merger Agreement, then Sempra shall not permit any Entities to make the Rollover Trust Investment Election without the consent of the Supporting Creditors and the EFH/EFIH Debtors.
7.07.    In the event that a Supporting Creditor receives, pursuant to the operation of the Plan and Section 1.8 of the Sempra Merger Agreement, Rollover Trust Certificates representing an interest in Class A Units of New HoldCo, and such underlying Class A Units are subject to any put or call rights relating to such Class A Units, the determination of fair market value of such Class A Units shall be valued based on the fair market value of a like number of the Class C Units of New HoldCo (i.e. the same Class of Units issued to Sempra pursuant to the transactions contemplated by the Sempra Merger Agreement), and without regard to any minority discount or other illiquidity discount.
Section 8.    Termination Events.
8.01.    Sempra Termination Events. Except as expressly set forth herein, this Agreement shall automatically terminate as between all Parties, without further action by Sempra, following the delivery to the other Parties of a written notice in accordance with Section 10.10 hereof by Sempra, in the exercise of its sole discretion, upon the occurrence of or any time after any of the following events has occurred and is continuing;
(a)    the Plan shall not have been filed by August 28, 2017; provided, however, that the termination right in this clause (a) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(b)    the PSA and Merger Approval Order shall not have been entered by September 30, 2017; provided, however, that, entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the EFH/EFIH Debtors’ entry into and performance under this Agreement and the Sempra Merger Agreement; provided, further, however, that the termination right in this clause (b) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(c)    the Bankruptcy Court shall not have entered the Disclosure Statement Order by September 30, 2017; provided, however, that, entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement as containing “adequate information” as required by section 1125 of the Bankruptcy Code; provided, further, however, that the termination right in this clause (c) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(d)    the Bankruptcy Court shall not have entered the Confirmation Order on or before the date that is 30 days after PUCT Approval (as defined in the Sempra Merger Agreement) has been obtained; provided that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve confirmation of the Plan; provided, further, however, that the termination right in this clause (d) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(e)    the Plan shall not have become effective by the Initial Drop-Dead Date; provided, however, that if as of the Initial Drop-Dead Date, all conditions to the occurrence of the Effective Date of the Plan as it relates to the EFH/EFIH Debtors have been satisfied, other than those conditions that by their nature will be satisfied at closing and any other condition relating to entry of the Confirmation Order (on account of entry of the PUCT Approval Order being a precondition to entry of the Confirmation Order); the governmental approvals required under the Sempra Merger Agreement from the FERC or the PUCT, or the Private Letter Ruling (if applicable), and such approval or Private Letter Ruling is still capable of being obtained within ninety (90) days, the right to terminate under this Section 8.02(e) shall be extended until the Final Drop Dead Date;
(f)    a condition to the occurrence of the Effective Date, as defined and set forth in the Plan, or to the closing of the transactions contemplated by the Sempra Merger Agreement, that either (i) cannot be waived or (ii) can be waived and is not timely waived by the entity or entities entitled to waive it, becomes incapable of being satisfied; provided, further, however, that the termination right in this clause (f) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(g)    the termination of the Sempra Merger Agreement in accordance with its terms;
(h)    all conditions to the occurrence of the EFH Effective Date (as defined and set forth in the Plan) have been satisfied or waived (other than those conditions that by their nature or the terms of the Sempra Merger Agreement or the Plan are to be satisfied on the Effective Date) but the Plan is not consummated, due solely to some action by any EFH/EFIH Debtor that is not contemplated by the Sempra Merger Agreement or the Plan or inaction by any EFH/EFIH Debtor (under circumstances where action by such EFH/EFIH Debtor is required by the Sempra Merger Agreement or Plan), by the date that is thirty (30) days after the date upon which the last condition to the occurrence of the EFH Effective Date (as defined in the Plan) has been satisfied or waived;
(i)    amendment or modification of the Plan in a manner inconsistent with this Agreement and materially adverse to Sempra; provided, however, that the termination right in this clause (i) shall not be available if Sempra directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such an amendment or modification of the Plan; provided, further, however, that the termination right in this clause (i) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(j)    the material breach by any of the other Parties of any of the commitments, representations, warranties, or covenants of such breaching Party as set forth in this Agreement or the Sempra Merger Agreement, that would have a material adverse effect on the Plan and the transactions contemplated by this

Agreement; provided, however, that if such breach is capable of being cured, such breaching Party or Parties shall have ten (10) business days after receiving such notice to cure any such breach;
(k)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final and non-appealable injunction, judgment, decree, charge, ruling, or order permanently restraining, enjoining, rendering illegal, or otherwise prohibiting, directly or indirectly, the transactions contemplated by this Agreement in accordance with this Agreement; provided, however, that the termination right in this clause (k) shall not be available if Sempra (i) did not use its reasonable best efforts to contest such injunction, judgment, decree, charge, ruling, or order prior to its becoming final and non-appealable, or (ii) directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a final and non-appealable injunction, judgment, decree, charge, ruling, or order; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a final and non-appealable injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (k) becomes effective;
(l)    an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee shall have been appointed in one or more of the Chapter 11 Cases with respect to any of the EFH/EFIH Debtors; provided, however, that the termination right in this clause (l) shall not be available if Sempra directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for the appointment of such an examiner or a trustee; provided, further, however, that the termination right in this clause (l) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof;
(m)    any EFH/EFIH Debtor files any motion or pleading with the Bankruptcy Court that is materially and adversely inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within ten (10) business days of receipt of notice by any EFH/EFIH Debtor that such motion or pleading is inconsistent with this Agreement;
(n)    the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction which, in each case, would have the effect of preventing consummation of the transactions contemplated by this Agreement in a manner consistent with this Agreement; provided, however, that the termination right in this clause (n) shall not be available if Sempra directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a ruling or order by the Bankruptcy Court or any other court; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a ruling or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (n) becomes effective; or
(o)    the conversion or dismissal of one or more of the Chapter 11 Cases (other than LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc.); provided, however, that the termination right in this clause (o) shall not be available if Sempra directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a conversion or dismissal of the Chapter 11 Cases; provided, further, however, that the termination right in this clause (o) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof.
8.02.    Supporting Creditor Termination Events. Except as expressly set forth herein, this Agreement shall automatically terminate as between a Supporting Creditor and all other Parties, without further action by such Supporting Creditor, following the delivery to the other Parties by such Supporting Creditor of a written notice in accordance with Section 10.10 hereof, in the exercise of its sole discretion, upon the occurrence of or any time after any of the following events has occurred and is continuing:
(a)    the Plan shall not have been filed by August 28, 2017; provided, however, that the termination right in this clause (b) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(b)    the PSA and Merger Approval Order shall not have been entered by September 30, 2017; provided, however, that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the EFH/EFIH Debtors’ entry into performance under this Agreement and the Sempra Merger Agreement; provided, further, however, that the termination right in this clause (c) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(c)    the Bankruptcy Court shall not have entered the Disclosure Statement Order by September 30, 2017; provided, however, that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement as containing “adequate information” as required by section 1125 of the Bankruptcy Code; provided, further, however, that the termination right in this clause (d) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(d)    the Bankruptcy Court shall not have entered the Confirmation Order on or before the day that is 30 days after PUCT Approval (as defined in the Sempra Merger Agreement) has been obtained; provided, however, that the termination right in this clause (e) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(e)    the transactions contemplated pursuant to the Merger Agreement shall not have been consummated on or before the Termination Date set forth in the Sempra Merger Agreement, provided, however, that the termination right in this clause (h) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(f)    amendment or modification of the Plan or Sempra Merger Agreement in a manner inconsistent with this Agreement and materially adverse to the Supporting Creditors (it being understood that (a) any amendment or modification to any provisions that relate to treatment of the Supporting Creditor’s Claims (as defined in the Plan) made without the consent of the Supporting Creditors affected by any such amendment or modification or (b) any reduction in the amount of the aggregate consideration payable by Sempra pursuant to the Sempra Merger Agreement below $9.45 billion, will be considered materially adverse to the Supporting Creditors); provided, however, that the termination right in this clause (i) shall not be available if any Supporting Creditor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such an amendment or modification of the Plan; provided further, however, that the termination right in this clause (a) shall become effective five (5) business days after delivery of a written notice by the Supporting Creditor to the other Parties in accordance with Section 10.10 hereof
(g)    the material breach by the EFH/EFIH Debtors or Sempra of any of the commitments, representations, warranties, or covenants of such breaching Party as set forth in this Agreement or the Sempra

Merger Agreement, that would have a material adverse effect on the Plan and the transactions contemplated by this Agreement; provided, however, that if such breach is capable of being cured, such breaching Party or Parties shall have ten (10) business days after receiving such notice to cure any such breach;
(h)    either of the PSA and Merger Approval Order or the Confirmation Order is reversed, dismissed, vacated or materially amended, after entry, in a manner that would materially adversely affect any provisions that relate to treatment of the Supporting Creditors’ Claims;
(i)    the termination of the Sempra Merger Agreement in accordance with its terms;
(j)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final and non-appealable injunction, judgment, decree, charge, ruling, or order permanently restraining, enjoining, rendering illegal, or otherwise prohibiting, directly or indirectly, the transactions contemplated by this Agreement in accordance with this Agreement; provided, however, that the termination right in this clause (e) shall not be available if such Supporting Creditor (i) did not use its reasonable best efforts to contest such injunction, judgment, decree, charge, ruling, or order prior to its becoming final and non-appealable, or (ii) directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a final and non-appealable injunction, judgment, decree, charge, ruling, or order; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a final and non-appealable injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (e) becomes effective;
(k)    an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee shall have been appointed in one or more of the Chapter 11 Cases with respect to any of the EFH/EFIH Debtors; provided, however, that the termination right in this clause (f) shall not be available if such Supporting Creditor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for the appointment of such an examiner or a trustee; provided, further, however, that the termination right in this clause (f) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(l)    Sempra or any EFH/EFIH Debtor files any motion or pleading with the Bankruptcy Court that is materially and adversely inconsistent with this Agreement and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within ten (10) business days of receipt of notice by any EFH/EFIH Debtor that such motion or pleading is inconsistent with this Agreement;
(m)    the application for the PUCT Approval (as defined in the Sempra Merger Agreement) shall not have been filed on or prior to the date that is forty five days from the execution of the Sempra Merger Agreement (or such other date requested or required by the PUCT); provided, however, that the termination right in this clause (m) shall become effective five (5) business days after delivery of a written notice by such Supporting Creditor to the other Parties in accordance with Section 10.10 hereof;
(n)    if the PUCT issues an order either denying the approval sought in the PUCT Filing (as defined in the Sempra Merger Agreement) or imposing a Burdensome Condition (which has not been accepted by Sempra) and, within 30 days following the issuance of such order, such order has not been vacated or materially modified such that upon such vacation or modification, the PUCT Approval has been obtained;

(o)    the entry of a ruling or order by the Bankruptcy Court or any other court or governmental authority with appropriate jurisdiction which, in each case, would have the effect of preventing consummation of the transactions contemplated by this Agreement in a manner consistent with this Agreement; provided, however, that the termination right in this clause (m) shall not be available if such Supporting Creditor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a ruling or order by the Bankruptcy Court or any other court; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a ruling or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (m) becomes effective; or
(p)    the conversion or dismissal of one or more of the Chapter 11 Cases (other than LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc.); provided, however, that the termination right in this clause (i) shall not be available if such Supporting Creditor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a conversion or dismissal of the Chapter 11 Cases; provided, further, however, that the termination right in this clause (i) shall become effective five (5) business days after delivery of a written notice by Sempra to the other Parties in accordance with Section 10.10 hereof.
8.03.    EFH/EFIH Debtor Termination Events. Except as expressly set forth herein, this Agreement shall automatically terminate as between all Parties, without further action by the Terminating EFH/EFIH Debtor (as defined below), following the delivery to the other Parties of a written notice in accordance with Section 10.10 hereof by such Terminating EFH/EFIH Debtor (a “Terminating EFH/EFIH Debtor”), in the exercise of its discretion, upon the occurrence of or any time after any of the following events has occurred and is continuing:
(a)    a condition to the occurrence of the Effective Date, as defined and set forth in the Plan, or to the closing of the transactions contemplated by the Sempra Merger Agreement, that either (i) cannot be waived or (ii) can be waived and is not timely waived by the entity or entities entitled to waive it, becomes incapable of being satisfied; provided, however, that the termination right in this clause (a) shall become effective five (5) business days after delivery of a written notice by the Terminating EFH/EFIH Debtor to the other Parties in accordance with Section 10.10 hereof;
(b)    the termination of the Sempra Merger Agreement in accordance with its terms;
(c)    the material breach by Sempra of any of the commitments, representations, warranties, or covenants of Sempra, as set forth in this Agreement and the Sempra Merger Agreement, that would have a material adverse effect on the Plan and the transactions contemplated by this Agreement; provided, however, if such breach is capable of being cured, Sempra shall have fifteen (10) business days after receiving such notice to cure any such breach;
(d)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final and non-appealable injunction, judgment, decree, charge, ruling, or order permanently restraining, enjoining, rendering illegal, or otherwise prohibiting, directly or indirectly, the transactions contemplated by this Agreement in accordance with this Agreement; provided, however, that the termination right in this clause (d) shall not be available if the Terminating EFH/EFIH Debtor (i) did not use its reasonable best efforts to contest such injunction, judgment, decree, charge, ruling, or order prior to its becoming final and non-appealable, or (ii) directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a final and non-appealable injunction, judgment, decree, charge, ruling, or order; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a final and non-appealable injunction, judgment, decree, charge, ruling, or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (d) becomes effective;
(e)    an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee shall have been appointed in one or more of the Chapter 11 Cases with respect to any of the EFH/EFIH Debtors; provided, however, that the termination right in this clause (e) shall not be available if the Terminating EFH/EFIH Debtor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for the appointment of such an examiner or a trustee; provided, further, however, that the termination right in this clause (e) shall become effective five (5) business days after delivery of a written notice by the Terminating EFH/EFIH Debtor to the other Parties in accordance with Section 10.10 hereof;
(f)    the entry of a ruling or order by the Bankruptcy Court or any other court with appropriate jurisdiction that, in each case, would have the effect of preventing consummation of the transactions contemplated by this Agreement in a manner consistent with this Agreement; provided, however, that the termination right in this clause (f) shall not be available if the Terminating EFH/EFIH Debtor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a ruling or order by the Bankruptcy Court or any other court; provided, further, however, that notwithstanding the foregoing, the Parties shall have thirty (30) business days after issuance of such a ruling or order to obtain relief that would allow consummation of the transactions contemplated by this Agreement in accordance with this Agreement before the termination right in this clause (f) becomes effective;
(g)    the conversion or dismissal of one or more of the Chapter 11 Cases (other than LSGT Gas Company LLC, EECI, Inc., EEC Holdings, Inc., and LSGT SACROC, Inc.); provided, however, that the termination right in this clause (g) shall not be available if the Terminating EFH/EFIH Debtor directly or indirectly supported, or encouraged any other entity to directly or indirectly support, any request for such a conversion or dismissal of the Chapter 11 Cases; provided, further, however, that the termination right in this clause (g) shall become effective five (5) business days after delivery of a written notice by the Terminating EFH/EFIH Debtor to the other Parties in accordance with Section 10.10 hereof;
(h)    all conditions to the occurrence of the EFH Effective Date (as defined and set forth in the Plan) have been satisfied or waived (other than those conditions which by their nature will be satisfied on the EFH Effective Date) but the Plan is not consummated, due solely to some action by Sempra or the Supporting Creditors that is not contemplated by the Sempra Merger Agreement or Plan or inaction by Sempra or the Supporting Creditors (under circumstances where action by Sempra is required by the Sempra Merger Agreement or Plan), by the date that is thirty (30) days after the date upon which the last condition to the occurrence of the EFH Effective Date has been satisfied or waived; provided, however, that the EFH/EFIH Debtors hereby agree not to terminate the Sempra Merger Agreement during such thirty (30) day period;
(i)    the Plan shall not have become effective by the Initial Drop-Dead Date; provided, however, that if as of the Initial Drop-Dead Date, all conditions to the occurrence of the Effective Date of the Plan as it relates to the EFH/EFIH Debtors have been satisfied, other than (A) those conditions, which by their nature, will be satisfied at closing; (B) than any condition relating to entry of the Confirmation Order (on account of entry of the PUCT Approval Order being a precondition to entry of the Confirmation Order) and (C) the governmental approvals required under the Sempra Merger Agreement from the FERC or the PUCT, or the Private Letter Ruling (if applicable), and such approval or Private Letter Ruling is still capable of being obtained within ninety (90) days, the right to terminate under this Section 8.01 shall be extended for ninety (90) days for the purpose of continuing to pursue such approval or Private Letter Ruling, unless the parties to the Sempra Merger Agreement agree otherwise in writing (such date, the “Final Drop-Dead Date”);
(j)    Sempra files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement in any respect that is material and adverse to the EFH/EFIH Debtors and such motion or pleading has not been withdrawn or is not otherwise denied by the Bankruptcy Court within ten (10) business days of receipt of notice by Sempra that such motion or pleading is inconsistent with this Agreement; or
(k)    until entry of the Confirmation Order, the board of directors, the board of managers, or any such similar governing body of any EFH/EFIH Debtor determines, after consultation with its independent financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Plan and the transactions contemplated by this Agreement would be inconsistent with its applicable fiduciary duties; provided that, a material breach of EFH Corp.’s or EFIH’s obligations under Section 6.2(a) of the Sempra Merger Agreement has not provided the basis for such determination.
8.04.    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated, upon written notice to all other Parties in accordance with Section 10.10, by mutual agreement among all of the following: (a) Sempra; (b) each Supporting Creditor; and (c) each of the EFH/EFIH Debtors party hereto.
8.05.    Termination Upon Completion of the Sempra Transaction. This Agreement shall terminate automatically upon the occurrence of the Effective Time (as defined in the Sempra Merger Agreement), without any further required action or notice.
8.06.    Limitation on Termination. The Parties acknowledge and agree that a Party’s ability to terminate this Agreement shall only be available for so long as the event, condition or circumstance giving rise to such termination right is continuing at the time of such termination.
8.07.    Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein. The date on which termination of this Agreement is effective in accordance with Section 8 shall be referred to as an “Agreement Termination Date.” Upon the occurrence of an Agreement Termination Date, except as expressly provided in this Agreement, (a) this Agreement shall be of no further force and effect, and (b) each Party shall be released from its commitments, undertakings, and agreements under this Agreement and shall have the rights that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the transactions contemplated by this Agreement or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that this Section 8.07, Section 10.04, Section 10.05, Section 10.07, Section 10.09, Section 10.11 and Section 10.13 shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit any of the Parties from contesting whether any such termination is in accordance with the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party to protect and preserve its rights, remedies, and interests, including its claims against any EFH/EFIH Debtor or any other Party. Nothing in this Section 8.07 shall restrict any EFH/EFIH Debtor’s right to terminate this Agreement in accordance with Section 8.03(j).

In addition, and for the avoidance of doubt, the termination rights and effect of termination provided for under this Section 8 apply only to this Agreement (without reference to the exhibits). The applicable termination rights and effect of termination of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements.
Section 9.    Amendments. This Agreement may not be modified, amended, or supplemented in any manner except in writing signed by (i) Sempra, (ii) each of the EFH/EFIH Debtors, and (iii) the Supporting Creditors. Any proposed modification, amendment, or supplement that is not approved by the requisite Parties as set forth above shall be ineffective and void ab initio. For the avoidance of doubt, the limitations and requirements for amendment, modification, or supplementation provided for in this Section 9 apply only to this Agreement (without references to the exhibits). Notwithstanding anything to the contrary in this Agreement, the applicable limitations and requirements to modify, amend, supplement, or waive any provision of other agreements between or among any of the Parties, including those attached to this Agreement as exhibits, are governed according to the respective terms and conditions of such agreements.
Section 10.    Miscellaneous.
10.01.    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Plan and the transactions contemplated by this Agreement.
10.02.    Complete Agreement. This Agreement (including any exhibits or schedules hereto including as actually executed) and the other agreements named herein constitute the entire agreement of the Parties with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Parties make any other representations or warranties, and each Party hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, itself or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing.
10.03.    Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.
10.04.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, OR, IF THE BANKRUPTCY COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THEN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES

JURISDICTION, THEN ANY STATE OR FEDERAL COURT SITTING IN DELAWARE (THE “CHOSEN COURTS”) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE CHOSEN COURTS AND (III) AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT (SUBJECT TO ANY APPEALS THEREFROM) IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN THE CHOSEN COURTS IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 10.04. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.10. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
10.05.    WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.05.
10.06.    Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.
10.07.    Interpretation and Rules of Construction. This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.
10.08.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and, except as otherwise expressly permitted herein, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
10.09.    Independent Due Diligence and Decision Making. Each of Sempra, each EFH/EFIH Debtor, and the Supporting Creditors hereby confirms that it is (a) a sophisticated party with respect to the matters that are the subject of this Agreement, (b) has had the opportunity to be represented and advised by legal counsel in connection with this Agreement and acknowledges and agrees that it voluntarily and of its own choice and not under coercion or duress enters into this Agreement, (c) has adequate information concerning the matters that are the subject of this Agreement, and (d) has independently and without reliance upon any other Party hereto, or any of their affiliates, or any officer, employee, agent or representative thereof, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon each other Party’s express representations, warranties, and covenants in this Agreement.
10.10.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):
(a)    if to the EFH/EFIH Debtors, to:
Energy Future Holdings Corp.
1601 Bryan Street, Dallas, Texas 75201
Attention: Andrew Wright
E-mail addresses:
andrew.wright@energyfutureholdings.com
with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Attention: Edward O. Sassower, P.C. and Aparna Yenamandra
E-mail addresses: edward.sassower@kirkland.com, aparna.yenamandra@kirkland.com
--and--
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: James H.M. Sprayregen, P.C., Marc Kieselstein, P.C., Chad J. Husnick, P.C.
E-mail addresses: james.sprayregen@kirkland.com, marc.kieselstein@kirkland.com,
chad.husnick@kirkland.com

--and--
Proskauer Rose LLP
Three First National Plaza
70 W. Madison Street, Suite 3800
Chicago, Illinois 60602
Facsimile: (312) 962-3551
Attention: Mark. K. Thomas, and Peter J. Young
E-mail addresses: mthomas@proskauer.com, pyoung@proskauer.com
--and--
Cravath Swaine and Moore LLP Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile: (212) 474-3700
Attention: Philip Gelston
E-mail address: pgelston@cravath.com
--and--
Jenner & Block LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 891-1699
Attention: Richard Levin
E-mail address: rlevin@jenner.com
(b)    if to Sempra, to:
Sempra Energy
488 8th Avenue
San Diego, California 92101
Attention: Martha B. Wyrsch, Executive Vice President and General Counsel
E-mail address: mwyrsch@sempra.com

with copies (which shall not constitute notice) to:

White & Case LLP
Southeast Financial Center, Suite 4900
200 South Biscayne Blvd.
Miami, Florida 33131
Attention: Thomas E Lauria and Matthew C. Brown
E-mail addresses: tlauria@whitecase.com and mbrown@whitecase.com

(c)    if to the Supporting Creditors, to:
Elliott Management Corporation
40 West 57th Street
New York, NY 10019

Attention: Dave Miller and Jeff Rosenbaum
E-mail addresses: dmiller@elliottmgmt.com and jrosenbaum@elliottmgmt.com with copies (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199-3600
Attention: Andrew G. Devore
E-mail addresses: andrew.devore@ropesgray.com

--and--
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Boston, Massachusetts 02199-3600
Attention: Keith H. Wofford and Gregg M. Galardi
E-mail addresses: keith.wofford@ropesgray.com, gregg.galardi@ropesgray.com or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail, or courier shall be effective when received.
10.11.    Waiver. If the Plan is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, except as otherwise expressly set forth in this Agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or to pursue the consummation of the Plan.
10.12.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, that such breach would represent irreparable harm, and that each non-breaching Party shall be entitled to specific performance of the terms hereof and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages), including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, which remedy of specific performance shall be the Parties’ sole and exclusive remedies for any breach of the terms of this Agreement.
10.13.    Several, Not Joint, Claims. The agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
10.14.    Severability. If any term or other provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the essential terms and conditions of this Agreement are fulfilled to the extent possible.

10.15.    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized offices of the parties hereto as of the date first written above.

SEMPRA ENERGY
/s/ J. Walker Martin
Name: J. Walker Martin
Title: Executive Vice President and Chief Financial Officer

ELLIOTT ASSOCIATES, L.P. By: Elliott Capital Advisors, L.P., its general partner By: Braxton Associates, Inc., its general partner /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President	ELLIOTT INTERNATIONAL, L.P. By: Elliott International Capital Advisors Inc., its attorney-in-fact /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President
THE LIVERPOOL LIMITED PARTNERSHIP By: Liverpool Associates Ltd., its general partner /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President	GATWICK SECURITIES LLC /s/ Elliot Greenberg Name: Elliot Greenberg Title: Vice President

Aggregate Principal Amount and Classes of Claims which the Supporting Creditor, or funds or accounts managed or advised by the Supporting Creditor or any of its affiliates, hold as legal or beneficial owner (including pursuant to any swap or derivative transactions):

EFH/EFIH Debtor Claims	Amount
EFIH Senior Toggle Note Claims (if any)	[REDACTED]
EFIH Unexchanged Note Claims (if any)	[REDACTED]
EFH 2019 Note Claims (if any)	[REDACTED]
EFH 2020 Note Claims (if any)	[REDACTED]
EFH Series P Note Claims (if any)	[REDACTED]
EFH Series Q Note Claims (if any)	[REDACTED]
EFH Series R Note Claims (if any)	[REDACTED]
EFH LBO Senior Note Claims (if any)	[REDACTED]
EFH LBO Toggle Note Claims (if any)	[REDACTED]

ENERGY FUTURE HOLDINGS CORP.
Ebasco Services of Canada Limited
EEC Holdings, Inc.
EECI, Inc.
EFH Australia (No. 2) Holdings Company
EFH Finance (No. 2) Holdings Company
EFH FS Holdings Company
EFH Renewables Company LLC
EFIH Finance Inc.
Energy Future Intermediate Holding Company LLC
Generation Development Company LLC
LSGT Gas Company LLC
LSGT SACROC, Inc.
NCA Development Company LLC
TXU Receivables Company
/s/ Andrew M. Wright
Name: Andrew M. Wright
Title: Executive Vice President, General Counsel and Secretary

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Andrew M. Wright
Name: Andrew M. Wright
Title: Executive Vice President, General Counsel and Secretary

EFIH FINANCE, INC.

/s/ Andrew M. Wright
Name: Andrew M. Wright
Title: Executive Vice President, General Counsel and Secretary